Exhibit 99.1

PENN NATIONAL GAMING NAMES VIMLA BLACK-GUPTA
TO BOARD OF DIRECTORS
Appointment Expands Size of Board to Nine Members;
Ms. Black-Gupta Brings Significant Marketing Experience to Company’s Board

WYOMISSING, PA (June 7, 2021) -- Penn National Gaming, Inc. (Nasdaq: PENN) (“Penn National” or the “Company”) announced today that the Company’s Board of Directors has appointed Vimla Black-Gupta to the Board, subject to customary regulatory approvals. Ms. Black-Gupta’s appointment expands the size of the Board to nine members, eight of whom satisfy the standards for director independence under the current Listing Rules of the NASDAQ Stock Market.
Ms. Black-Gupta is a seasoned marketer with deep lifestyle credentials.  She brings more than 25 years of marketing experience with a history for setting the standard for luxury, global beauty and wellness. Ms. Black-Gupta’s global perspective, deep consumer understanding and entrepreneurial instincts have allowed her to drive growth and innovation across premier consumer companies including Gillette, Procter & Gamble and Estee Lauder.

Currently, Ms. Black-Gupta serves as the Chief Marketing Officer and Executive Vice President of Commercial for a stealth Skin Care Bio Tech startup. She previously served as the Global Chief Marketing Officer of Equinox Fitness Clubs, where she oversaw marketing strategy development and execution on behalf of Equinox and its growing portfolio of 100 global fitness club locations and the Equinox Hotel.

Prior to Equinox, Ms.Black-Gupta served as the Senior Vice President of Global Marketing of Bobbi Brown Cosmetics business at Estee Lauder. There she managed, led and created the product, consumer and digital marketing strategy. Ms. Black-Gupta has also held Executive Global Marketing leadership roles Procter & Gamble and the Gilette Companies.
Ms. Black-Gupta holds an MBA in Marketing from Kellogg Graduate School of Management and a B.A. in Spanish Literature from Duke University.
David Handler, Chairman of Penn National Gaming, commented, “As we continue to evolve our business around an omnichannel retail and interactive gaming, sports betting and entertainment experience for our nationwide base of customers, we are delighted to welcome Vimla, a proven marketing veteran, to the Board. She brings a wealth of consumer-focused marketing experience and success to the Board and we look forward to her informing our go-to-market strategies as we move forward in the rapidly changing world of online sports betting and iGaming, while leveraging our portfolio of leading brick and mortar casinos, mychoice player loyalty program and partnership with Barstool Sports.”

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About Penn National Gaming

With the nation's largest and most diversified regional gaming footprint, including 41 properties across 19 states, Penn National continues to evolve into a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. The Company's properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms, and operate under various well-known brands, including Hollywood, Ameristar, and L'Auberge. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool is exclusively promoting the Company's land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience. The Company's omni-channel approach is bolstered by the myChoice loyalty program, which rewards and recognizes its over 20 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offers, experiences, and service levels in the industry.

CONTACT:
Eric Schippers
Sr. Vice President, Public Affairs
Penn National Gaming
610/373-2400

Joseph N. Jaffoni, Richard Land
JCIR
212/835-8500 or penn@jcir.com